SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                             ---------------------

                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): August 2, 1996

                    Golden Books Family Entertainment, Inc.
              (Exact Name of Registrant as Specified in Charter)


            Delaware                   0-14399              06-1104930
    (State or Other Jurisdiction     (Commission          (IRS Employer
        of Incorporation)            File Number)       Identification No.)


       850 Third Avenue, New York, New York          10022
      (Address of Principal Executive Offices)     (Zip Code)

      Registrant's telephone number, including area code: (212) 753-8500


         (Former Name or Former Address, if Changed Since Last Report)







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Item 5.   Other Events.

                  On July 30, 1996, Golden Books Family Entertainment, Inc. (the "Company" or "Golden Books") announced that it is seeking to raise $100 million through the sale of convertible preferred securities to be issued by a financing vehicle to be known as the Golden Books Financing Trust ("Golden
Books Finance" or the "Trust"), a Delaware business trust. The Company will own all of the common securities in the Trust and the Trust will offer for sale Convertible Trust Originated Preferred Securities (the "Convertible TOPrS[sm]" or "Preferred Securities"). The Preferred Securities will have an aggregate liquidation preference of $100 million and will be convertible at the option of their holders into Common Stock, par value $.01 per share, of the Company ("Company Common Stock").

                  The Preferred Securities will not be registered and have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be sold in the Unites States in a private placement under Rule 144A. The Preferred Securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

                  In connection with the offering for sale of the Preferred Securities (the "Offering"), the Company prepared an offering memorandum (the "Offering Memorandum"), in which the Company described its new business strategy and set forth certain financial and other information. Included below are selected portions of the "Risk Factors" section of the Offering
Memorandum, as well as the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the Offering Memorandum. Also included are those sections of the Offering Memorandum describing (i) the Company's strategic transaction with Hallmark Cards, Inc. ("Hallmark") (the "Hallmark Investment"), (ii) the Company's acquisition of substantially all of the assets of Broadway Video Entertainment, L.P.
("BVE, L.P.")(the "Acquisition") and (iii) a charge of $80 million (in addition to the previously disclosed $16 million charge) to be recorded in the second quarter financial statements of the Company.

              Selected information from the Offering Memorandum is set forth below. The inclusion of such information is for disclosure purposes only and does not constitute an offer to sell or a solicitation of an offer to purchase the Preferred Securities or any other securities of the Company.







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RISK FACTORS

LOSSES

   During fiscal 1994, 1995 and 1996, the Company experienced net losses of $55.8 million, $17.6 million and $67 million, respectively. For the fiscal quarter ended May 4, 1996, the Company experienced net losses of $8.8 million. The Company's net losses have resulted primarily from significant declines in revenues (which were in part attributable to sales of portions of the Company's business) without commensurate reductions in costs and expenses. If the Company's strategy is successful, the Company still does not expect to generate positive net income until fiscal 1999 at the earliest. The Company's return to profitability is dependent in part on the successful implementation of management's new strategy. There can be no assurance that this strategy will be successful, that the Company will not continue to experience net losses or that the Company's net losses will not increase.

   The Company expects to reflect substantial write-downs and other charges, which will be primarily non-cash in nature, in fiscal 1997, beginning with the Company's second quarter financial statements. Based upon the determinations made to date, including adjustments in the carrying value of assets held for sale, the Company will record charges of approximately $80 million in connection with its restructuring plan in its second quarter financial statements. In addition, as previously disclosed, the Company will record previously disclosed charges in the second quarter of approximately
$16 million as a result of the issuance of Series B Preferred Stock to Golden Press Holding, L.L.C. ("GPH") (the "GPH Transaction") and related transactions.

RISKS OF IMPLEMENTATION OF NEW STRATEGY

   The Company's management team is in the initial stages of implementing the Company's new strategy. As part of this strategy, the Company intends to make changes in its existing product lines, introduce new product lines, enlarge the Golden Books character library and exploit new distribution channels for its products. The Company's strategy also involves revitalizing its editorial, sales and marketing functions. Management also has initiated an expense reduction program that builds upon the Company's already-taken cost-saving measures. In addition, the Company has decided to divest Penn Corporation ("Penn"). There can be no assurance that the Company will be able to successfully implement all or any part of its strategy, including its expense reduction program and the divestiture of Penn, or that the implementation of this strategy will increase the profitability of the Company or improve its cash flow. In addition, the Company's restructuring measures will in part be offset by the incurrence of additional expenses in retaining new management and editorial staff as well as other upgrading measures relating to the Company's new strategy.

DEPENDENCE ON AND RELATIONSHIPS WITH KEY CUSTOMERS AND LICENSORS

   During fiscal 1996, approximately 36% of the Company's children's publishing revenues and 28% of the Company's revenues generally were attributable to sales to the Company's four largest customers. The loss of any such customer or a substantial decrease in business from any such customer would have a material adverse effect on the Company.

   The Company believes that the variety and popularity of characters (whether licensed or owned) is among the most important factors that differentiate the Company's products from those of its competitors. Approximately 73% of the Company's children's publishing revenues were attributable to products utilizing characters and other properties licensed by the Company from third parties. Approximately 47% of fiscal 1996 children's publishing revenues were attributable to children's products incorporating characters and properties licensed from the Company's five largest sources of licensed property. The character licenses covering characters licensed by the Company generally have two to three year terms. The Company's main character license from The Walt Disney Company ("Disney") pertaining to the use in children's storybooks and color/activity books of Disney characters expires on December 31,





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1997. Management intends to seek the renewal of this license. While the
Company believes that its relationship with Disney is good, competition for licenses is strong and there can be no assurance that such license, or any of the Company's other licenses, will be renewed on favorable terms if at all. The loss of any of the Company's principal licenses would have a material adverse effect on the Company. In addition, the loss of a significant license by the Company would impair its distribution capabilities which, in turn, could adversely affect its ability to obtain new licenses and to renew existing licenses on favorable terms, if at all.

   The Company's relationships with a number of its significant customers and licensors have been contentious from time to time because of disputes, in the case of its customers, relating to prior pricing, return and merchandising policies and, in the case of its licensors, alleged non-compliance by the Company with certain license terms. New management has taken steps to repair these relationships and believes that it has been successful in this regard. However, there can be no assurance that such relationships, or other relationships with customers and/or licensors, will not again become contentious in the future, which could have a material adverse effect on the Company.

DEPENDENCE ON KEY PERSONNEL

   The implementation of the Company's strategy will require the active participation of its new management team and, in particular, Richard E. Snyder, the Company's Chairman and Chief Executive Officer. The loss of the services of Mr. Snyder could have a material adverse effect on the ability of the Company to implement its strategy. The loss of any of the other members of the Company's new management team could adversely affect the implementation of selected aspects of the Company's strategy or delay the implementation of such aspects until a qualified replacement can be obtained. In addition to adversely affecting the ability of the Company to implement its strategy, the loss of any of the foregoing key employees of the Company could otherwise have a material adverse effect on the Company. The Company does not maintain "key-man" insurance in respect of Mr. Snyder or any of its other key employees.

   In order to fully implement its strategy, the Company may need to hire additional senior creative personnel. Competition for such personnel is intense and the failure by the Company to attract and retain additional senior members of its creative staff could adversely affect the implementation of selected aspects of the Company's strategy.

COMPETITION

   The children's publishing market is highly competitive. Competition is based primarily on price, quality, distribution, marketing and licenses. In mass market sales, the Company faces competition primarily from smaller competitors. In the trade and specialty trade categories, the Company's principal competitors are large publishing companies. The Company also competes for a share of consumer spending on children's entertainment and educational products against companies that market a broad range of products utilizing a broad range of technologies that are unrelated to those marketed by the Company.

   The market for licenses also is highly competitive and the Company competes against many other licensees for significant licenses. In recent years, licensors have fragmented licenses, which has reduced the cost of purchasing a license. As a result, smaller bidders have been able to enter the market for licenses, which has resulted in increased competition in this market.

   The Company also experiences strong competition for its other products and services, based on a number of factors, including, but not limited to, price, quality, formats, delivery and licenses.

   Many of the Company's current competitors have greater financial resources than the Company and, in selected markets, greater experience than the Company. The markets which the Company intends to enter as part of its growth strategy each contain a number of competing entities, many of which have greater resources and experience with respect to these markets than the Company.





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   The Company's operations also may be adversely affected by a number of factors beyond its control, including economic downturns, cyclical variations in the markets for its products and related products of other companies and changes in consumer preferences.

RISKS RELATING TO INTELLECTUAL PROPERTIES

   In furtherance of the Company's strategy, the Company will acquire BVE, L.P.'s extensive library of character-based family entertainment properties. The value of the materials in the BVE, L.P. library, as well as the Company's library, both to the Company as a licensor and as an end user, is subject to consumer taste. There can be no assurance that these properties will be attractive to third-party licensees or that they will be suitable for inclusion in the Company's products. If properties that are being exploited cease to be attractive to third-party licensees, licensing revenue from such licenses will decrease.

   In view of the complex nature of the Company's intellectual property rights (including those to be acquired from BVE, L.P.), there is a risk of third parties asserting claims of ownership or infringement or asserting a right to payment with respect to the past, present or future exploitation of such properties. There can be no assurance that the Company would prevail in any such claim. In addition, the Company's ability to demonstrate, maintain or enforce these rights may be difficult. Impairments or difficulties in demonstrating the Company's ownership or license rights in such properties could adversely affect the ability of the Company to generate revenue from or use such properties. In many cases, the rights owned or being acquired by the Company are limited in scope, do not extend to exploitation in all present or future media or in perpetuity and may not include the right to create derivative works, such as merchandising and character rights, remakes or sequels.

DILUTION

   As of May 8, 1996, after giving effect to the GPH Transaction, the Company had 34,437,932 shares of issued and outstanding Company Common Stock on a fully-diluted basis. After giving effect to the GPH Transaction, the Offering, the Acquisition and the Hallmark Investment (including the issuance of shares of Company Common Stock and options to purchase Company Common Stock to Mr. Snyder pursuant to the anti-dilution provisions of his employment agreement), based on an assumed stock price of $10.375, the Company will have approximately 47,243,017 issued and outstanding shares of Company Common Stock on a fully-diluted basis.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

   The Company has historically experienced significant fluctuations in quarterly operating results. The children's publishing business in general is seasonal and depends to a significant extent on the Christmas selling season, resulting in a disproportionately higher percentage of revenues in the Company's third fiscal quarter (between 30% and 35% of children's publishing revenues over the three most recently completed fiscal years). The BVE, L.P. business to be acquired in the Acquisition also is expected to add to the volatility of the Company's quarterly results. The Company's quarterly operating results also will fluctuate based on the timing of the introduction of products that utilize licensed characters, which, in the case of characters appearing in movies, will be dependent upon the timing of the movie release. In addition, the Company's quarterly operating results may fluctuate significantly due to the seasonality of new product introductions, changes in sales and product mixes and the timing of selling and marketing expenses. Many of the Company's new products will have a lengthy development cycle. As a result, these products may not begin to generate revenues during the accounting period in which costs and expenses attributable to the development and introduction of such products are incurred. Significant fluctuations in the Company's quarterly operating results could adversely affect the Company's cash flow, which could adversely affect the Company's ability to pay interest on its indebtedness.

COST OF PAPER SUPPLIES AND OTHER MATERIAL COSTS

   In fiscal 1996, paper supply purchases, exclusive of Penn, totaled approximately $47 million. Paper supplies and other material costs constitute a significant portion of the Company's product costs and are susceptible to numerous factors beyond the control of the Company. Significant increases in these costs could have a material adverse effect on the Company's operating results.





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CONTROL OF THE COMPANY

   GPH, which is controlled by Warburg, Pincus Ventures, L.P. ("WPV"), owns 13,000 shares of Series B Preferred Stock of the Company ("Series B Preferred Stock"), convertible into an aggregate of 6,500,000 shares of Company Common Stock (20.3% of the issued and outstanding shares of Company Common Stock after giving effect to such conversion, the issuance of Company Common Stock in connection with the Acquisition and the Hallmark Investment and the issuance of additional shares of Company Common Stock to Richard E. Snyder in connection with the foregoing transactions and the Offering pursuant to his employment agreement with the Company). The Series B Preferred Stock votes on an as-converted basis with the Common Stock on all matters submitted to a vote of the stockholders of the Company, including the election of directors. GPH also has irrevocable proxies with respect to 3,996,771 shares of Company Common Stock (12.5% of the issued and outstanding shares of Company Common Stock after giving effect to the conversion of the Series B Preferred Stock and the consummation of the transactions described in the parenthetical above) owned by Richard A. Bernstein and certain trusts affiliated with Mr. Bernstein. Pursuant to such proxy, GPH generally has the power to vote such shares in such manner as it deems proper. As a consequence of such Series B Preferred Stock ownership and proxy, GPH, upon consummation of the transactions described above, will control approximately 32.8% of the total voting power of the Company. The Series B Preferred Stock entitles GPH, during the first four years following issuance, to receive dividends of approximately 195,000 shares of Company Common Stock per fiscal quarter of the Company (subject to certain adjustments). GPH also holds a Warrant (the "Warrant") to purchase 3,250,000 shares of Company Common Stock (subject to anti-dilution adjustments) that will be exercisable beginning on May 8, 1998, subject to acceleration upon certain circumstances. Such Warrant will be exercisable until May 8, 2003.

   For so long as at least one-half of the shares of Series B Preferred Stock initially issued are owned by GPH and certain of its affiliates, certain matters will be subject to the consent of the holders of a majority of the shares of Series B Preferred Stock. Furthermore, the holders of the Series B Preferred Stock will have the right to elect up to one-third of the members of the Board of Directors (the "Series B Directors"), each of the current members of which was nominated by GPH in connection with its investment in the Company. The appointment of additional members of the Board of Directors of the Company in connection with the Acquisition will provide GPH with the right to designate two additional directors; however, GPH has advised the Company that it does not presently intend to exercise such right, although it reserves the right to do so in the future.

   The foregoing factors provide GPH with significant influence over the management and policies of the Company. The foregoing factors also may render it more difficult for a third party to effect a change of control of the Company without the consent of GPH and may thereby discourage third parties from any attempt to acquire control of the Company.

ENVIRONMENTAL REGULATION

   The Company's operations are subject to extensive and evolving environmental laws and regulations regarding the clean-up and protection of the environment and worker health and safety. The Company believes that it is in material compliance with applicable environmental requirements. However, there can be no assurance that in the future the Company will not receive notices that certain of its operations are not in compliance with its permits or other environmental requirements, that current environmental requirements will not become more onerous or that new laws and regulations will not be adopted or become applicable to the Company. Any of the foregoing could result in the imposition of fines or penalties, operating constraints, the issuance of judicial or administrative orders requiring the Company to cease operating a facility, increased operating and capital expenditures or other liabilities, any of which could have a material adverse effect on the Company's business, financial condition or results of operations.

                           [END OF RISK FACTORS]




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ACQUISITION OF BROADWAY VIDEO ENTERTAINMENT ASSETS

   Pursuant to an Asset Purchase Agreement dated as of July 30, 1996, among BVE, L.P., Broadway Video Enterprises, Inc., Lone Ranger Music, Inc., Palladium Limited Partnership, LRM Acquisition Corp., the Company and Golden Books Productions, Inc. ("Golden Books Productions"), (the "Asset Purchase Agreement"), Golden Books Productions, which is a subsidiary of Golden Books Entertainment, will acquire, among other things, substantially all of BVE, L.P.'s and its affiliates' television and film library properties (which constitutes substantially all of the assets of BVE, L.P.) and will assume payables and all liabilities incurred in connection with the exploitation of such assets after the closing for a purchase price of $81 million in cash plus a number of shares of Company Common Stock that have an aggregate market value of $10 million; provided, however, that in no event shall the number of such shares be greater than 1,000,000 or less than 666,667. In addition, pursuant to the Asset Purchase Agreement, following the closing thereunder, the cash purchase price may be adjusted based upon the working capital at closing and based upon the 1996 cash flow generated by BVE, L.P. through the closing date. A total of $5 million of such purchase price was paid by Golden Books Productions upon execution of the Asset Purchase Agreement. The shares of Company Common Stock included in the purchase price (and any cash placed in escrow in place of such stock pursuant to the terms of the Asset Purchase Agreement) will be held in an escrow account (the "Escrow Account") for a period of at least one year to satisfy any indemnification obligations of BVE, L.P. and its affiliates under the Asset Purchase Agreement.

   The Asset Purchase Agreement contains customary representations, warranties and covenants. The respective obligations of the buying and selling parties to consummate the acquisition are subject to the satisfaction or waiver on or before the closing of certain conditions, including (i) approval of the Acquisition under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended, (ii) Eric Ellenbogen, who is the President of BVE, L.P.'s general partner and who will become the President of the Company's new Golden Books Entertainment Group division and Executive Vice President of the Company upon consummation of the Acquisition, not having become deceased or permanently disabled, (iii) the representations and warranties contained in the Asset Purchase Agreement being true and correct on the closing date and (iv) all other conditions to closing, including the consummation of the Offering, having been complied with in all material respects. Under the Asset Purchase Agreement, the closing thereunder must occur on or before October 31, 1996 unless extended by Golden Books Productions or the Company for one month periods thereafter until December 31, 1996 upon the payment to BVE, L.P. by Golden Books Productions or the Company prior to each such one month extension of $2 million, which payments will be credited towards the purchase price under the Asset Purchase Agreement upon its consummation.

   Upon consummation of the Acquisition, Lorne Michaels, who indirectly owns BVE, L.P., and Eric Ellenbogen will be appointed to the Board of Directors of the Company.

   Under the Asset Purchase Agreement, the Company and Golden Books Productions, on the one hand, and BVE, L.P. and its affiliates, on the other hand, have agreed to indemnify one another for certain breaches of representations, warranties and covenants. Subject to limited exceptions, (i) no claims under the indemnity may be asserted against such indemnifying parties unless such claims exceed $3 million in the aggregate, in which event the indemnifying parties shall be obligated to indemnify for the total amount of all claims, and (ii) no claims under the indemnity may be asserted against such indemnifying parties which are in excess of the value of the stock and any cash held in the Escrow Account.

   The consummation of the Acquisition is expected to occur as soon as practicable after the consummation of the Offering. The conditions to the closing of the Acquisition could, in the case of regulatory approvals, delay the closing or, if such conditions are not satisfied or waived, cause the Acquisition not to be consummated. If the Acquisition is not consummated, the Asset Purchase Agreement provides for up to $9 million in liquidated damages (which would include the $5 million payment made by Golden Books Productions upon the execution of the Asset Purchase Agreement and any extension payments made by the Company or Golden Books Productions) to be paid to BVE, L.P. if the Asset Purchase Agreement is terminated due to a breach by the Company of the Asset Purchase Agreement.





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HALLMARK STRATEGIC ALLIANCE

   As its initial strategic alliance, on July 30, 1996, the Company entered into the Hallmark Agreement pursuant to which H C Crown Corp., a wholly owned subsidiary of Hallmark ("H C Crown"), has agreed to purchase $25 million of Company Common Stock at a price equal to 95% of the average closing price of the Company Common Stock on The Nasdaq National Market ("Nasdaq") on the ten trading days following the pricing of the Offering, subject to a minimum market price of $8.00 and a maximum market price of $12.00 per share. If the Offering is not priced before August 30, 1996, the price of the Company Common Stock to be purchased by Hallmark will equal 95% of the average closing price of the Company Common Stock on Nasdaq on the ten trading days prior to the Closing, subject to minimum market price of $10 and a maximum market price of $12 per share. Such purchase is expected to be consummated during September 1996. Hallmark and the Company are discussing a strategic relationship between the two companies, including Hallmark's expressed interest in a further investment of an additional $25 million in Company Common Stock, on terms to be negotiated. Hallmark is entitled to have Irvine O. Hockaday, Jr., the President and Chief Executive Officer of Hallmark elected to the Company's Board of Directors.

   Hallmark's further investment is premised on the good faith effort of Hallmark and the Company to work together to develop constructive working relationships across appropriate lines of business, including, but not limited to, personal expression, family entertainment and personal development products. The Company is seeking additional strategic relationships that management believes will enhance stockholder value.

   Hallmark has agreed not to sell any Company Common Stock so acquired to any buyer, except in a broadly distributed public offering, if, after the consummation of such sale, such buyer would own 5% or more of the Company Common Stock then outstanding on a fully-diluted basis. Hallmark will be entitled to one demand registration right beginning on the first anniversary of the Hallmark Investment and will be entitled to piggyback registration rights for three years; provided, that, for the first two years following the closing of the Hallmark Investment, Hallmark will not be permitted to sell in excess of that number of shares of Company Common Stock which it could sell under the volume limitations of Rule 144 under the Securities Act. If GPH sells a majority of its Company Common Stock (determined on an as-converted basis) or WPV sells a majority of its interest in GPH, the foregoing transfer restrictions will lapse and Hallmark's demand registration right will become immediately exercisable. In addition, Hallmark has agreed not to at any time own more than 15% of the outstanding Company Common Stock without the consent of the Company, except as a result of any action taken solely by the Company. If the Company's Board of Directors has determined to conduct a process with a view to selling a majority interest in the Company, Hallmark will be permitted to participate on the same basis as third parties.





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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

GENERAL

   The Company is the largest publisher of children's books in the North America retail market. The Company creates, publishes and markets an extensive range of children's entertainment products, including "Little Golden Books" and other storybooks, coloring/activity books, electronic storybooks, puzzles, educational workbooks, reference books and novelty book formats. The Company has published its flagship product line, "Little Golden Books," for over 50 years.

   During each of the 1996, 1995 and 1994 fiscal years, the Company experienced net losses of $67 million, $17.6 million and $55.8 million, respectively. These losses have resulted primarily from significant declines in revenues (which were in part attributable to the sale of significant portions of the Company's business) without commensurate reduction in operating expenses.

   The following discussion should be read in conjunction with the audited consolidated financial statements of the Company for the three fiscal years ended February 3, 1996 and related notes thereto and the unaudited consolidated statements of the Company for the quarters ended May 4, 1996 and April 29, 1995 and the related notes thereto.

SHIFT IN BUSINESS STRATEGY

   On May 8, 1996, GPH, an investment vehicle formed by WPV, Richard E. Snyder and Barry Diller, invested $65 million in the Company. At that time, the Company's name was changed from Western Publishing Group, Inc. to Golden Books Family Entertainment, Inc., and Mr. Snyder, the former Chairman and Chief Executive Officer of Simon & Schuster, Inc. ("Simon & Schuster"), was appointed Chairman and Chief Executive Officer of the Company.

   Since May 8, 1996, Mr. Snyder has assembled a new management team of experienced professionals. Mr. Snyder and his management team are implementing a new business strategy to build a leading family entertainment company that creates, publishes and licenses children's entertainment products. The Company intends to build on the Company's position as a leader in the children's publishing market, utilizing the strength of the Golden Books brand to provide family-oriented content through multiple media. The principal elements of the Company's business strategy are to (i) revitalize existing publishing operations, (ii) expand core publishing product lines,
(iii) expand into new distribution channels, (iv) expand the Golden Books brand name into non-publishing media and products and (v) enlarge the Golden Books character library. Consistent with this strategy is the proposed acquisition of BVE, L.P.

   As part of management's plan to return the Company's core publishing business to profitability and to redeploy assets, new management has taken a number of strategic actions and, accordingly, made decisions with respect to certain of its assets.

   New management has determined that Penn does not fit the Company's future strategic direction, and, accordingly, will divest Penn. Therefore, Penn will be classified as an asset held for sale in the Company's second quarter financial statements. In addition, the Company will intensify its effort to sell its former game and puzzle facility in Fayetteville, North Carolina, which is closed and is classified as an asset held for sale.

   In addition, new management is in the process of reviewing the Company's operations with a view to reducing the costs of those operations and creating an operating environment conducive to the pursuit of its new business strategy. As a consequence of this review, which is expected to be completed by the end of fiscal 1997, the Company expects to record substantial write-downs and other charges in fiscal 1997 beginning with the Company's second quarter financial statements. These charges are expected to be primarily non-cash in nature. The Company has decided to discontinue or replace certain product lines and expeditiously liquidate related inventory and other slow-moving inventory. In addition, the Company will take charges associated with its plans to resolve differences with its customers and licensors with a view to mending and improving relationships with them and to resolve certain other legal matters.

   Based upon the determinations made to date in connection with the implementation of its strategic plan, including adjustments in the carrying value of assets held for sale, the Company will record charges of approximately $80 million in its second quarter financial statements (to be reflected in cost of sales, selling, general and administrative expenses and restructuring costs). The Company's restructuring plan





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builds upon cost-saving measures that were taken by the Company through the first quarter of fiscal 1997. Largely as a result of these measures, selling, general and administrative expenses for the quarter ended May 4, 1996 decreased by $7.4 million as compared to the quarter ended April 29, 1995. The Company believes that, based on the carrying value of both the assets held for sale and the inventory described above, it will realize cash proceeds in excess of $30 million on the sale of these assets. Such proceeds and cash attributable to the Company's cost savings will be used in connection with the Company's change in strategic focus and other restructuring measures.

   In addition, as previously disclosed, the Company will record charges of approximately $16 million in the second quarter as a result of the GPH Transaction and related transactions.

OVERVIEW

   The Company has incurred net losses for the past three fiscal years and for the first quarter of fiscal 1997. The financial results since fiscal 1994 primarily reflect the impacts of: (i) business divestitures; (ii) the decline in sales of electronic storybook products; (iii) retailer resistance to recent price increases; and (iv) the relative popularity of licensed characters.

o Business Divestitures. During fiscal 1994 and fiscal 1995, the Company sold its game and puzzle operation and its advertising specialty, direct marketing and school book club operations. In addition, the Company discontinued a number of product lines which prior management did not believe were core to the ongoing business of the Company. The sales of these operations, which accounted for approximately $177 million in fiscal 1993 revenues (representing 27% of the Company's consolidated revenues in such fiscal year), were not matched by corresponding reductions in ongoing costs.

o Electronic Storybook Products. In 1990, the Company acquired Sight & Sound, Inc. ("Sight & Sound") and in fiscal 1993 had worldwide sales of electronic storybook products in excess of $100 million. Since that time, the Company's sales of electronic storybooks have declined substantially as the product category has matured and retail prices and the number of units sold have decreased. In addition, the market has become increasingly competitive based on price, licenses and format innovations. As a result, the Company is no longer developing any new products utilizing the traditional Sight & Sound technology, although it is exploring replacement electronic book technologies. Worldwide sales of the Company's electronic storybooks products in fiscal 1996 totaled $45 million.

o Price Increases. During the first quarter of fiscal 1997, the Company attempted to impose price increases averaging 20% to 30% on many of its storybooks and coloring/activity books. These increases encountered resistance from certain mass retailers, thereby reducing sales in the first quarter of fiscal 1997. The Company is taking steps to improve its relations with these retailers.

o Relative Popularity of Licensed Characters. The Company seeks to capitalize on the popularity generated by new releases of movies, home videos and television broadcasts by its licensors. In any given year, the Company's sales levels can be impacted by the relative success of those releases for which the Company has licensed characters. For example, the products licensed by the Company in fiscal 1995 with respect to the Disney movie The Lion King generated substantially higher sales within the same product format than products licensed in fiscal 1996 featuring Disney's Pocahontas characters.

   Variability in Quarterly Results. The children's publishing business in general is seasonal and depends significantly on the Christmas selling season, resulting in a disproportionately higher percentage of revenues in the third fiscal quarter (between 30% and 35% of children's publishing revenues over the three most recently completed fiscal years.) The Company's quarterly operating results also fluctuate based on the timing of the introduction of products that utilize licensed characters, which, in the case of characters appearing in movies, will be dependent upon the timing of the movie release, as well as the relative popularity of those movies. In addition, the Company's quarterly operating results may fluctuate significantly due to the timing of selling and marketing expenses and changes in sales and product mixes. The BVE, L.P. business to be acquired in the Acquisition also is expected to add to the volatility of the Company's quarterly results.

   Historical Segment Reporting. Historically, the Company has reported operating results under two segments: (i) the Consumer Products Segment; and
(ii) the Commercial Products Segment. The Consumer Products Segment included children's publishing operations and Penn. The Commercial Products Segment included the Commercial Printing Division.

   Penn Corporation. Penn will be classified as an asset held for sale in the Company's second quarter financial statements. A table of Penn's operating results for fiscal years 1996, 1995 and 1994 is provided below (in thousands):

                   FISCAL      FISCAL     FISCAL
                    1996        1995       1994
                ----------  ----------  ---------
Sales .........   $ 52,986    $ 58,809   $ 59,265
Net loss(a)  ..    (19,690)    (14,991)   (43,386)

- ------------

(a) Includes interest expense of $16,423, $13,391 and $10,086 for fiscal 1996, 1995 and 1994, respectively, as charged to Penn by its parent. Fiscal 1994 also includes a provision for write down of a division of $28,180.

FISCAL QUARTER ENDED MAY 4, 1996 COMPARED TO FISCAL QUARTER ENDED APRIL 29,
1995

   Revenues for the quarter ended May 4, 1996 decreased $17.0 million (19.9%) to $68.9 million, as compared to $85.9 million for the quarter ended April 29, 1995. Consumer Products Segment revenues decreased $16.6 million (23.3%) for the quarter ended May 4, 1996. The decrease resulted from (i) the continuing decline in sales of the Company's interactive electronic storybooks due to competitive factors, limited new product introductions and price reductions implemented on certain of the Company's mature formats, (ii) the discontinuation of the sourcing and sale of third party ("guest") publisher product for Storyland locations at Wal Mart Stores, Inc. ("Wal Mart"), as the previously announced decision to return the operation of the program to Wal Mart management was implemented at the beginning of the fiscal year, (iii) the decline in sales of the Company's international operations as product utilizing licenses associated with major motion pictures released in fiscal 1996 and certain new character licenses did not have the consumer acceptance or longevity of prior years' products and (iv) the continuing sales decline at Penn due to a combination of the declining popularity of products utilizing licensed characters released in prior years, the success of new product introductions featuring competitors' licensed characters and the impending loss of a significant license at the end of fiscal 1996. Commercial Product Segment revenues decreased $.4 million (3.4%) for the quarter ended May 4, 1996. The decrease for the quarter was due to the decline in the Company's educational kit business, which more than offset increases in the sales of graphic products and custom publishing services. However, the decline in the educational kit business was primarily due to the timing of scheduled projects.

   Price increases in the Consumer Products Segment were approximately 12.5%. Sales of printing services are the result of individual agreements entered into with customers as to price and services performed. Accordingly, the effects on inflation cannot be determined on the sales of printing services.

   The loss before interest expense and the (benefit) provision for income taxes for the quarter ended May 4, 1996 was $5.8 million, as compared to a loss of $9.8 million for the quarter ended April 29, 1995. The $4.0 million improvement was the result of a $3.4 million decrease in gross profit offset by a $7.4 million decrease in selling, general and administrative expenses.

   Gross profit decreased $3.4 million (16.6%) to $16.9 million for the quarter ended May 4, 1996, as compared to $20.3 million for the quarter ended April 29, 1995. As a percentage of revenues, the gross profit margin increased to 24.6% for the quarter ended May 4, 1996 from 23.7% for the quarter ended April 29, 1995. In the Consumer Products Segment, gross profit decreased $2.9 million (16.0%) to $15.2 million for the quarter ended May 4, 1996, as compared to the quarter ended April 29, 1995. As a percentage of revenues, the Consumer Products Segment gross profit margin increased to 27.9% for the quarter ended May 4, 1996, as compared to 25.5% for the quarter ended April 29, 1995. The increase in gross profit margin resulted from price increases across several of the Company's core Consumer Products Segment categories, lower product returns and a favorable shift in product mix. These gross margin improvements were partially offset by the reduction in the carrying value of certain non-core discontinued product categories.

   In the Commercial Products Segment, the gross profit margin of printing services decreased to 12.2% for the quarter ended May 4, 1996 from 15.1% for the quarter ended April 29, 1995. The decrease was primarily due to unfavorable manufacturing variances.

   Selling, general and administrative expenses for the quarter ended May 4, 1996 decreased $7.4 million (24.5%) to $22.7 million as compared to $30.1 million for the quarter ended April 29, 1995. This decrease is primarily the result of a significant reduction in selling expenses resulting from the sales and merchandising force reorganization which was completed in January 1996. In addition, sales promotion costs, including the costs of corrugate displays, sell sheets and co-op advertising declined as operating cost efficiencies were realized.

   Interest expense for the quarter ended May 4, 1996 decreased $.5 million to $3.0 million, as compared to $3.5 million in the quarter ended April 29, 1995. The decrease was due to lower average debt outstanding, attributable to the Company having repaid all outstanding notes under its revolving credit agreement during the first quarter of fiscal 1996, and lower interest rates in the first quarter of fiscal 1997. Total average outstanding debt decreased to $149.8 million for the quarter ended May 4, 1996, from $164.9 million for the quarter ended April 29, 1995, while average interest rates decreased to 8.0% for the quarter ended May 4, 1996, as compared to 8.5% for the quarter ended April 29, 1995. The decrease in the average interest rates resulted primarily from the composition of the average debt outstanding.

   The Company does not anticipate any significant provision or benefit for income taxes in fiscal 1997. As such, operations for the first quarter do not include an income tax benefit from domestic operations as no tax benefit was provided on operating losses. Profitable operating results in subsequent periods will benefit from an income tax rate which will be lower than the statutory rate due to the reinstatement of deferred tax assets for which a valuation allowance was established. For the quarter ended April 29, 1995, an income tax benefit from operations was not provided as no income tax provision or benefit was anticipated.

   The loss for the quarter ended May 4, 1996 was $8.8 million or $0.41 per share, compared to a loss of $13.3 million or $0.64 per share for the quarter ended April 29, 1995. The operating results reflect the normal seasonality of the Company's business, which historically incurs an operating loss in the first quarter. As the Consumer Products Segment ships product to its retailing customers in anticipation of the holiday selling season, the Company experiences a greater portion of its total revenues in the second half of the fiscal year.

   During fiscal 1996, the Financial Accounting Standards Board ("FASB") issued FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of this statement in the first quarter of fiscal 1997 did not have a material effect on the Company's financial statements.

FISCAL YEAR ENDED FEBRUARY 3, 1996 (FISCAL 1996)
 COMPARED TO FISCAL YEAR ENDED JANUARY 28, 1995 (FISCAL 1995)

   Revenues for the year ended February 3, 1996 decreased $28.3 million (7.0%) to $374.3 million as compared to $402.6 million for the year ended January 28, 1995. Consumer Products Segment revenues decreased $33.9 million (9.8%) for the year. The decrease resulted from the decline in unit and dollar sales of the Company's interactive electronic storybooks and products reflecting the competitive environment, the maturity of certain older formats and the price reductions implemented by the Company on a number of formats in the third quarter of fiscal 1996 in an effort to further reduce its inventory of these products. In addition, the Company experienced lower sales in its paper tableware and party goods division as the performance of certain licensed products declined in comparison to the prior year. The reduced productivity of these licensed products is attributable to their declining popularity with the consumer as these products approach maturity and in light of the fiscal 1996 performance of certain licenses utilized by competitors. Sales in the Company's other core Consumer Products Segment categories, including picture, color and activity books rebounded in the fourth quarter, in comparison to the comparable period of the prior year, and concluded fiscal 1996 with minor increases over the prior year. All product categories utilizing licenses associated with major motion pictures released in fiscal 1996 experienced lower sales as compared to products utilizing major motion picture releases in fiscal 1995. Further, the minor sales increases of core products and decreases in sales of non-core products resulted, in part, from financial setbacks at a number of the Company's regional mass merchant customers and the non-quantifiable impact of the personnel distractions resulting from the contemplated sale of a major interest in the Company and the resulting change in management. Commercial Product Segment revenues which are comprised of printing services, increased $5.6 million (9.9%) for the year ended February 3, 1996. The increase for the year reflects double-digit growth in the Company's graphic products and kit businesses, partially offset by a decline in custom publishing sales.

   Price decreases in the Consumer Products Segment were approximately 4%. This decline primarily resulted from pricing adjustments of the Company's older electronic storybook formats to reflect the ongoing competitive pressures in this category and inventory reduction measures partially offset by minor price increases in other product categories. Sales of printing services in the Commercial Products Segment are the result of individual agreements entered into with customers as to price and services performed. Accordingly, the effects of inflation cannot be determined on the sales of printing services.

   The loss before interest expense and income taxes for the year ended February 3, 1996 was $42.9 million, as compared to income of $2.5 million for the year ended January 28, 1995. During fiscal 1996, the Company recorded an $8.7 million provision for restructuring and closure of operations and an additional gain of $2.0 million from its streamlining plan as certain costs and expenses of implementing the plan were less than originally anticipated. During fiscal 1995, the Company recorded a $20.4 million gain on its streamlining plan and a $1.1 million reduction to the Company's previously recorded provision for write-down of the Advertising Specialty Division. Excluding the fiscal 1996 and fiscal 1995 non-recurring items, the loss before interest expense and income taxes increased $17.2 million. The increase was the result of a $12.3 million decrease in gross profit, and a $4.9 million increase in selling, general and administrative expenses.

   Gross profit for the year ended February 3, 1996 was $92.9 million, as compared to $105.1 million for the year ended January 28, 1995, a decrease of 11.7%. As a percentage of revenues, the gross profit margin decreased to 24.8% for fiscal 1996, as compared to 26.1% for fiscal 1995. In the Consumer Products Segment, gross profit decreased $13.8 million (14.1%) to $84.4 million for the year ended February 3, 1996, as compared to the year ended January 28, 1995. As a percentage of revenues, the Consumer Products Segment gross profit margin decreased to 27.1% for fiscal 1996 as compared to 28.5% for fiscal 1995. A portion of the decrease in gross profit margin for the year resulted from unfavorable manufacturing variances as actual production was less than planned due to the Company's lower sales level and its continued efforts to reduce inventories.

   Increased raw material prices for certain selling grades of paper, certain price decreases in the Consumer Products Segment and the sell down of inventory related to non-core discontinued product categories at less than historical margins also contributed to the decline in the gross profit margin. The gross profit margin decline was mitigated by lower royalties as a percentage of sales, reflecting a product mix shift from licensed to proprietary products. In the Commercial Products Segment, the gross profit margin of printing services increased to 13.4% in fiscal 1996 from 12.0% in fiscal 1995. The increase for the year was due to lower unfavorable manufacturing variances.

   Selling, general and administrative expenses for the year ended February 3, 1996 increased $4.9 million (3.9%) to $129.0 million, as compared to $124.1 million for the year ended January 28, 1995. The increase for the year primarily was attributable to accelerated amortization of the Company's Storyland racks as a result of the resumption of the operation of the Wal Mart Storyland program by Wal-Mart management at the beginning of the first quarter of fiscal 1997. In addition, fiscal 1996 reflects a full year of depreciation of the Company's order processing, customer service and inventory management system that was placed in service during the fourth quarter of fiscal 1995.

   Interest expense for the year decreased $4.7 million to $12.9 million as compared to $17.6 million in fiscal 1995. The decrease was due to lower average debt outstanding as the Company repaid all outstanding notes under its revolving credit agreement in the first quarter of fiscal 1996, partially offset by higher interest rates in the first quarter of fiscal 1996 and the costs associated with the Company's

Receivable Purchasing Agreement. Total average outstanding debt decreased to $152.8 million in fiscal 1996 from $221.3 million in fiscal 1995, while average interest rates increased from 7.9% to 8.2%. The increase in average interest rates resulted primarily from the increase in first quarter short-term rates and the composition of the average debt outstanding.

   The Company's provision for income taxes was $11.3 million and $2.5 million for the years ended February 3, 1996 and January 28, 1995, respectively. The fiscal 1996 provision includes a non-cash charge of $13.9 million, reflecting an increase in the income tax valuation allowance as the future realization of existing deductible temporary differences was uncertain. The effective income tax rates from operations of 20.3% in fiscal 1996 and 16.3% in fiscal 1995 are significantly below the Federal statutory rate due to losses incurred during each year for which no tax benefit has been recognized. In fiscal 1995, the disproportionate provision was partially offset by permanent differences relating to the sale of the Advertising Specialty Division. Profitable operating results in subsequent years will benefit from an income tax provision rate which will be lower than the statutory rate due to the reinstatement of deferred tax assets for which valuation allowances have been established. At February 3, 1996, the Company had available net operating loss carryforwards of approximately $65.9 million for Federal income tax purposes and approximately $6.5 million for state income tax purposes. In addition, the Company had tax credit carryforwards of approximately $3.7 million.

   The loss for the year ended February 3, 1996, before the provision for restructuring and closure of operations, the additional gain on the Company's streamlining plan and the non-cash write-off of deferred income taxes, was $46.4 million or $2.25 per share, compared to a loss of $18.4 million or $.91 per share, before the gain on the Company's streamlining plan, the adjustment of the previously recorded provision for write-down of the Advertising Specialty Division and the non-cash write-off of deferred income taxes. During the year ended February 3, 1996, the Company recorded net non-recurring charges of $20.6 million or $.98 per share for the provision for restructuring and closure of operations, the additional gain on the Company's streamlining plan and the non-cash write-off of deferred income taxes. Therefore, the net loss for fiscal 1996 was $67.0 million or $3.23 per share. During the year ended January 28, 1995, the Company recorded non-recurring gains of $21.5 million ($13.2 million, net of income taxes) or $.62 per share for the Company's streamlining plan and the adjustment of the previously recorded provision for write-down of the Advertising Specialty Division and a non-cash charge of $12.4 million or $.59 per share for the write-off of deferred income taxes. Therefore, the net loss for fiscal 1995 was $17.6 million or $.88 per share.

FISCAL YEAR ENDED JANUARY 28, 1995 (FISCAL 1995)
 COMPARED TO FISCAL YEAR ENDED JANUARY 29, 1994 (FISCAL 1994)

   On May 12, 1993, the Company established a provision, including operating losses through the expected disposition date, to write-down the assets of the Advertising Specialty Division of Penn to net realizable value. Further, on April 7, 1994, the Company announced the adoption of its streamlining plan designed to improve its competitive position and reduce its operating cost structure through the sale, divestiture, consolidation or phase out of certain operations, properties and products, and a reduction in its management, administrative and direct labor workforces. This plan included the sale of the game and puzzle operation, the exit from direct marketing continuity clubs and school book club businesses, the closure and sale of the Company's Fayetteville, North Carolina manufacturing and distribution facility and streamlining the Company's publishing business so as to focus on its core competencies. Therefore, subsequent to the Company's quarter ended May 1, 1993, the results of operations do not include the results of the Advertising Specialty Division and subsequent to January 29, 1994, the results of operations do not include the results of those businesses and facilities sold or closed as part of the Company's streamlining plan.

   During the year ended January 28, 1995, the game and puzzle operation was sold to Hasbro, Inc. for cash proceeds of $101.4 million; the sale of the Advertising Specialty Division was completed for cash proceeds of $14.0 million; the Direct Marketing Continuity Clubs business was sold for cash proceeds of $10.2 million and the Company completed the sale of its School Book Club business for cash proceeds of $4.3 million.

   Revenues for the year ended January 28, 1995 decreased $214.1 million (34.7%) to $402.6 million, as compared to $616.7 million for the year ended January 29, 1994. Excluding revenues of the operations disposed of under the streamlining plan, revenues decreased $76.3 million (15.9%) for the year ended January 28, 1995, as compared to the prior year. Consumer Products Segment revenues from ongoing operations decreased $68.7 million (16.6%) for fiscal 1995. The decline resulted from (i) lower sales of non-Company products after the management of the Books "R" Us program at Toys "R" Us, Inc. ("Toys "R" Us") was assumed by Toys "R" Us at the beginning of fiscal 1995, (ii) lower sales of interactive electronic storybooks as the growth in new electronic storybook formats was offset by original formats approaching maturity and (iii) the continued reductions in retailers' on-hand inventories, resulting in a slower order rate for restocking and future orders. Additionally, the decrease for the year was further impacted by the decline in domestic consumer product sales caused by distractions resulting from the previously contemplated sale of the Company, market uncertainties and employee concerns associated with announced and implemented overhead reduction measures and the sales of certain of the Company's businesses as outlined in the Company's streamlining plan. Commercial Product Segment revenues (other than revenues of the Advertising Specialty Division) decreased $7.6 million (11.7%) for the year ended January 28, 1995. The decline for the year was due to decreases in sales of kits, services to third party software developers and custom publishing.

   Price increases in the Consumer Products Segment were approximately 3%. Sales of printing services were the result of individual agreements entered into with customers as to price and services performed. Accordingly, the effects of inflation cannot be determined on the sales of printing services.

   Income before interest expense and income taxes for the year ended January 28, 1995 was $2.5 million, as compared to a loss of $47.1 million for the year ended January 29, 1994. This improvement of $49.6 million was the result of a $20.4 million gain on the Company's streamlining plan, a $1.1 million reduction to the Company's previously recorded provision for write-down of the Advertising Specialty Division, a $78.9 million decrease in selling, general and administrative expenses and a $79.0 million decrease in gross profit. In addition, operations for the year ended January 29, 1994 included a $28.2 million provision to write-down the carrying value of the assets of the Advertising Specialty Division to their estimated net realizable value.

   Gross profit for the year ended January 28, 1995 was $105.1 million, as compared to $184.2 million for the year ended January 29, 1994, a decrease of 42.9%. As a percentage of revenues, the gross profit margin decreased to 26.1% for fiscal 1995, as compared to 29.9% for fiscal 1994. For ongoing operations, gross profit for fiscal 1995 decreased $32.3 million (23.5%) to $105.1 million, compared to $137.5 million in fiscal 1994. As a percentage of revenues, the gross profit margin decreased to 26.1% for fiscal 1995, as compared to 28.7% for fiscal 1994. In the Consumer Products Segment, gross profit of ongoing operations decreased $32.3 million (24.7%) to $98.3 million for the year ended January 28, 1995, as compared to the year ended January 29, 1994. As a percentage of revenues, the Consumer Products Segment gross profit margin decreased to 28.5% for fiscal 1995, as compared to 31.5% for fiscal 1994. A substantial portion of the decrease in gross profit margin for the year arose from negative manufacturing variances due to lower production in response to the Company's continuing efforts to reduce inventories. Additionally, the decrease in gross profit margin was attributable to a change in product mix, which caused an increase in royalty costs and increased freight costs associated with category management and direct store shipment programs. In the Commercial Products Segment, the gross profit margin of printing services increased to 12.0% in fiscal 1995 from 10.7% in fiscal 1994. The increase for the year was due to a more favorable product mix.

   Selling, general and administrative expenses for the year ended January 28, 1995 decreased $78.9 million (38.9%) to $124.1 million as compared to $203.0 million for the year ended January 29, 1994. For ongoing operations, selling, general and administrative expenses for the year ended January 28, 1995 decreased $19.6 million (13.6%) to $124.1 million, as compared to $143.7 million for the year ended January 29, 1994. The decrease was primarily attributable to decreased sales promotion costs, including the costs of corrugated displays and co-op advertising, and reduced personnel and other costs resulting from the implementation of the Company's streamlining plan.

   Interest expense for the year increased $1.3 million to $17.6 million, as compared to $16.3 million in fiscal 1994. While the increase was due to higher interest rates, it was substantially offset by increased earnings from invested cash balances of $1.2 million. Total average outstanding debt decreased to $221.3 million for the year from $248.7 million for the previous year, while average interest rates increased from 6.6% to 7.9%. The increase in average interest rates resulted primarily from the increase in short term rates.

   The Company's income tax provision for fiscal 1995 included income taxes resulting from the streamlining plan gain, the adjustment of the provision for write-down of the Advertising Specialty Division and an effective income tax benefit rate of 16.0% from operations. The effective income tax benefit rate from operations was significantly below the Federal statutory rate due to losses incurred during the year for which no tax benefit had been recognized, partially offset by permanent differences relating to the sale of the Advertising Specialty Division. Profitable operating results in subsequent years will benefit from an income tax provision rate which will be lower than the statutory rate due to the reinstatement of deferred tax assets for which a valuation allowance was established in fiscal 1995. For the year ended January 29, 1994, the income tax benefit rate was 35.2%.

   The loss for the year ended January 28, 1995, before the streamlining plan gain and the adjustment of the provision for write-down of Advertising Specialty Division and the non-cash write-off of deferred income taxes was $18.4 million or $.91 per share, compared to a loss of $21.7 million or $1.07 per share, before the provision for write-down of the Advertising Specialty Division and the cumulative effect of a change in accounting principle (postretirement benefits other than pensions), for the year ended January 29, 1994. During the year ended January 28, 1995, the Company recorded a gain on streamlining plan of $20.4 million ($12.4 million, net of income taxes) or $.59 per share, adjusted its provision for write-down of the Advertising Specialty Division by $1.1 million ($.8 million, net of income taxes) or $.03 per share and recorded a non-cash charge of $12.4 million or $.59 per share for the write-off of deferred income taxes. Therefore, the net loss for fiscal 1995 was $17.6 million or $.88 per share. During the year ended January 29, 1994, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," using the immediate recognition method. As a result, the Company recorded a non-cash charge of $24.3 million ($14.8 million, net of income taxes) or $.71 per share as a cumulative effect of a change in accounting principle in the statement of operations. Further, the Company's provision for write-down of the Advertising Specialty Division was $28.2 million ($19.3 million, net of income taxes) or $.92 per share. Therefore, the net loss for fiscal 1994 was $55.8 million or $2.70 per share.

EFFECTS OF INFLATION

   For fiscal 1994 and the first three quarters of fiscal 1995, the Company's raw material costs, principally paper, remained relatively stable. In the fourth quarter of fiscal 1995 and throughout fiscal 1996, the Company experienced increases in the price of paper due to increased demand, decreases in imported paper and an overall reduction in industry capacity. Pricing pressures make it difficult for the Company to recover the effect of inflation and industry dynamics on costs and expenses. To the extent possible, the Company's objective is to offset the impact of inflation through productivity enhancements, product specification changes and price increases.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

   Operations for the quarter ended May 4, 1996, excluding non-cash charges for depreciation, amortization and the provision for losses on accounts receivable, utilized cash of $4.3 million, as compared to $9.0 million for the quarter ended April 29, 1995. For the quarters ended May 4, 1996 and April 29, 1995, other changes in assets and liabilities resulting from operating activities, utilized cash of $6.2 million and $4.3 million, respectively, resulting in net cash used in operating activities of $10.5 million and $13.3 million, respectively.

   Operations for the year ended February 3, 1996, excluding the non-cash portion of the provision for restructuring and closure of operations, the additional gain on the Company's streamlining plan, non-cash charges for depreciation, amortization and the provision for losses on accounts receivable utilized cash of $49.6 million. The operations for the year ended January 28, 1995, excluding the streamlining plan gain, the adjustment of the previously recorded provision for write-down of Division, non-cash charges for depreciation, amortization and the provision for losses on accounts receivable utilized cash of $24.8 million. During the years ended February 3, 1996 and January 28, 1995, other changes in assets and liabilities resulting from operating activities, provided cash of $50.5 million and $38.4 million, respectively, resulting in net cash provided by operating activities of $.9 million and $13.6 million in fiscal 1996 and 1995, respectively.

   Acquisitions of property, plant and equipment were $2.3 million, $2.3 million, $17.9 million and $19.3 million during the quarters ended May 4, 1996 and April 29, 1995 and during the years ended February 3, 1996 and January 28, 1995, respectively. Capital expenditures included costs associated with the completion of the Company's new order processing, customer service and inventory management system, the acquisition of a five unit web press, conveyoring equipment for the Company's distribution centers and the installation of emission control equipment in one of its manufacturing facilities. In addition, during the second quarter of fiscal 1996, the Company commenced a facility expansion of its paper tableware and party goods operations in Kalamazoo, Michigan, which is expected to be completed in fiscal 1997. The construction of the building addition phase of the expansion is estimated to cost $5.1 million, of which $4.4 million had been expended through May 4, 1996. The Company anticipates incurring capital expenditures in connection with its publishing operations of approximately $5 million in fiscal 1997.

   Working capital decreased to $158.5 million as of May 4, 1996, from $165.3 million at February 3, 1996. This decrease resulted from the Company's investment in property, plant and equipment and the funds required for its operations during the first quarter of fiscal 1997. Working capital at February 3, 1996, decreased to $165.3 million from $228.2 million at January 28, 1995. This decrease resulted from the Company's investment in property, plant and equipment and the funds required by its operations during fiscal 1996. Further, during the third quarter of fiscal 1996, deferred income taxes of $13.9 million, including $10.7 million of current deferred income taxes, were charged to expense as the future realization of existing deductible temporary differences is uncertain.

   On January 31, 1996, the Company entered into an interim employment agreement (the "Interim Employment Agreement") with Richard E. Snyder, whereby Mr. Snyder became President of the Company. Pursuant to the Interim Employment Agreement, the Company issued 599,465 shares of Common Stock to Mr. Snyder at a price of $8.00 per share in exchange for a non-recourse note in the amount of the purchase price, secured by a pledge of the shares. On May 8, 1996, the Interim Employment Agreement was superseded by a five year employment agreement (the "Snyder Employment Agreement"). Under the terms of the Snyder Employment Agreement, Mr. Snyder receives annual compensation of $500,000 and an opportunity to earn bonuses of up to $1 million each year. Additionally, on May 8, 1996, Mr. Snyder received options to acquire 1,113,293 shares of Company Common Stock at a price of $12.81 per share, a one-time special bonus based on the market price of the Company Common Stock, supplemental retirement benefits, post-retirement medical benefits and certain other benefits. In connection with the Offering, the Acquisition and the Hallmark Investment, pursuant to the anti-dilution provisions of the Snyder Employment Agreement, Mr. Snyder will receive approximately an additional 86,674 shares of Company Common Stock, which will be paid for by a non-recourse promissory note secured by a pledge of such stock, and options to purchase approximately an additional 160,965 shares of Company Common Stock exercisable at the market value of the Company Common Stock on the date of grant. In connection with such adjustments, Mr. Snyder also will be entitled to receive certain adjustments to the special bonuses provided for in the Snyder Employment Agreement. A substantial portion of the costs associated with Mr. Snyder's employment agreement will be charged to operations in the second quarter of fiscal 1997.

   During the year ended February 3, 1996, financing activities utilized cash of $32.3 million ($49.1 million during the year ended January 28, 1995), primarily by the repayment of $32.0 million ($48.0 million during the year ended January 28, 1995) of outstanding borrowings under the Company's then outstanding revolving credit agreement, and the agreement was terminated.

   During the year ended February 3, 1996, Golden Books Publishing entered into an extendible one-year Receivables Purchasing Agreement, which includes a letter of credit facility, with a financial institution providing for the sale of certain trade accounts receivable on a non-recourse revolving basis, up to a maximum of $62.5 million outstanding at any one time. As of the end of the first quarter of fiscal 1997, there were no trade accounts receivables outstanding under this program.

   On May 8, 1996, the Company completed the GPH Transaction. GPH invested $65.0 million of cash in the Company in exchange for 13,000 newly-issued shares of Series B Preferred Stock and a warrant to purchase 3,250,000 shares of Common Stock. The Series B Preferred Stock has a dividend rate of 12% per annum, is convertible at $10.00 per share and does not have a mandatory redemption date. Through May 8, 2000, the Series B Preferred Stock quarterly dividend is payable in lieu of cash as 195,000 shares of Company Common Stock, subject to certain adjustments based on the market price of the Company Common Stock at the time that the dividend is paid. Thereafter, Series B Preferred Stock dividends will be payable in cash. The Warrant, which is not exercisable for the first two years following issuance, has a seven year term and an exercise price of $10.00 per share. In addition, the Company's Series A Convertible Preferred Stock was redeemed at its face amount plus accrued dividends.

   On July 30, 1996 the Company entered into the Hallmark Investment, pursuant to which H C Crown Corp., an affiliate of Hallmark, has agreed to purchase $25 million of Company Common Stock at a price equal to 95% of the average closing price of the Company Common Stock on Nasdaq on the ten trading days following the pricing of the Offering, subject to a minimum market price of $8.00 and a maximum market price of $12.00 per share. Such purchase is expected to be consummated during September 1996. Hallmark and the Company are discussing a strategic relationship between the two companies, including Hallmark's further investment of an additional $25 million in Company Common Stock, on terms to be negotiated.

   The Company will have approximately $116 million in cash after giving pro forma effect to the Offering, the Acquisition and the Hallmark Investment. The Company believes that such amounts will be sufficient to meet its debt service obligations, including its obligations under the Convertible Debentures, to fund working capital needs for the forseeable future or to pursue strategic opportunities, including acquisitions and joint ventures. There can be no assurance that events in the future will not require the Company to seek additional capital or, if so required, that adequate capital will be available on terms acceptable to the Company.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's consolidated financial statements as of February 3, 1996 and January 28, 1995 and for each of the three years in the period ended February 3, 1996 have been audited by Deloitte & Touche LLP ("Deloitte & Touche"), independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 106) dated April 2, 1996.

   On June 20, 1996, following consultation with the Board of Directors of the Company, management of the Company dismissed Deloitte & Touche as the independent auditors for the Company. On such date, management of the Company engaged Ernst & Young LLP ("Ernst & Young") as the Company's independent auditors. The Deloitte & Touche reports on the Company's consolidated financial statements for the fiscal years ended January 28, 1995 and February 3, 1996 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Since January 30, 1994, the Company has not had any disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make a reference to the subject matter of the disagreements in connection with its report. Ernst & Young performed a review of the Company's interim financial statements as of May 4, 1996, and for the three month period then ended in accordance with the standards established by the American Institute of Certified Public Accountants, and issued their report dated July 30, 1996, as filed with the Securities and Exchange Commission on Form 10-Q/A.

BUSINESS

   The Company is the largest publisher of children's books in the North America retail market. The Company creates, publishes and markets an extensive range of children's entertainment products, including "Little Golden Books" and other storybooks, coloring/activity books, electronic storybooks, puzzles, educational workbooks, reference books and novelty book formats. The Company has published its flagship product line, "Little Golden Books," for over 50 years.

   The Company believes that Golden Books is one of the strongest consumer brand franchises of children's products in the United States. Management believes that the Golden Books brand name not only has strong consumer recognition, but also a reputation among consumers for wholesomeness, entertainment and spending quality time with a child. The Company's primary customers are women with children or grandchildren. Based on preliminary market research conducted on behalf of the Company in 1996, over half of the women in the United States have bought the Golden Books brand. Management believes that the favorable response to the Golden Books brand is comparable to that of many companies with substantially greater financial resources and significantly higher expenditures than the Company on marketing and brand awareness.

   Approximately 45% of the Company's fiscal 1996 children's publishing sales were through mass merchandisers such as Wal Mart, K Mart Corp. ("K Mart") and Target Stores, a division of the Dayton Hudson Corporation ("Target"), and toy stores such as Toys "R" Us. In addition, but to a lesser extent, the Company's children's publishing products are sold through the following channels: national and regional bookstore chains; independent bookstores; supermarkets and drugstores; and special markets such as book clubs, book fairs and educational institutions. In fiscal 1996, approximately 8% of the Company's children's publishing sales were generated outside of North
America.

   The Company's predecessor was founded in 1907. On May 8, 1996, the Company changed its name from Western Publishing Group, Inc. to Golden Books Family Entertainment, Inc., reflecting its new strategy. The Company's principal executive offices are located at 850 Third Avenue, New York, New York 10022. The Company's telephone number is (212) 583-6700.

BUSINESS STRATEGY

   The Company's strategy is to build a leading family entertainment company that creates, publishes and licenses children's entertainment products. The Company intends to build on its position as a leader in the children's publishing market, utilizing the strength of the Golden Books brand to provide family-oriented content through multiple media.

   The Company believes that the Golden Books brand name is transferable to new products and media. The Company's preliminary market research indicates above average interest by mothers in purchasing additional products under the Golden Books brand name if they were made available. In addition, the Company believes that the Golden Books brand will enhance the appeal to consumers of a wide variety of new family entertainment products.

   The principal elements of the Company's strategy are: (i) the revitalization of the Company's existing publishing operations; (ii) the expansion of the Company's core publishing product lines; (iii) the expansion into new distribution channels; (iv) the expansion of the Golden Books brand name into non-publishing media and products; and (v) the enlargement of the Golden Books character library. The Company intends to implement the foregoing strategy through internal growth, strategic acquisitions, joint ventures and other alliances.

   New management is in the process of reviewing its operations with a view to reducing the costs of those operations and creating an operating environment conducive to the pursuit of its new business strategy. The Company also has determined that Penn does not fit within its strategy and intends to sell Penn.

REVITALIZE EXISTING PUBLISHING OPERATIONS

   Improve Editorial Operations. Since May 8, 1996, the Company has increased its commitment to the editorial and creative function. To improve the quality of new publications, the Company has begun to recruit experienced executives with relationships among successful children's artists and writers. Willa M. Perlman has joined the Company as President and Publisher of the Children's Publishing Group of Golden Books Publishing and Patricia A. Sullivan has joined the Company as Executive Vice President, Sales, Marketing and Licensing of the Children's Publishing Group of Golden Books Publishing.

   New management also has met with certain of the Company's current outside authors and licensors to confirm their commitment to working with the Company in the future. In addition, the Company has taken steps to improve relationships with potential and existing licensors, recently obtaining renewal of its storybook and color/activity book license with Jim Henson Productions, Inc. ("Henson") for the classic Muppet characters, which management believes had been at risk of being lost to competitors. The Company also has agreements in principle with respect to three new licensing arrangements in connection with the movie re-release of the Star Wars trilogy, the next Batman movie and The Big Bag, a new series from Children's Television Workshop.

   In addition to the foregoing undertakings to strengthen the Company's relationships with its base of content providers, new management also has begun the process of reformatting and repackaging the Company's extensive but under-utilized library of existing titles. Some of these titles have remained largely unchanged since they were originally published in the 1940's and 1950's.

   Reorganize Sales and Marketing Functions. The Company has begun to reorganize its sales and marketing functions, fully integrating and restructuring them into customer-focused teams that target specific retail accounts, coordinate specific promotions and liaison with important licensors. In order to insure maximum responsiveness to customer needs, the Company also is taking steps to ensure that these needs are channeled from the Company's sales staff to its editorial staff. In addition, the Company has put in place a new incentive program for its sales personnel. New management also has met with key customers in order to improve relationships with these customers, which the Company believes suffered under its prior pricing, return and merchandising policies.

   As part of its new marketing strategy, the Company is developing a more consistent branding approach to better identify the Golden Books brand across all products, some of which are not readily identifiable as Golden Books. The branding platform includes a new logo and cover design which, together with other aspects of Golden Books' trade dress, will serve immediately to identify any Golden Books product to the consumer.

EXPAND CORE PUBLISHING PRODUCT LINES

   Increase Utilization of Existing Assets. The Company expects that certain of its existing owned characters, such as The Poky Little Puppy and Little Lulu, can be utilized in new products at varying price points. In furtherance of this portion of its strategy, the Company intends to create, using its existing characters and titles, leveled reading series (a series of books with increasing levels of reading difficulty), workbooks that contain enhanced characteristics such as full color interiors, a hard-cover picture book with a $6.00 retail price point and a flap-book line with a retail price point of under $10.00. The Company believes that, because of their price points, these products are particularly well suited for bookstores, where the Company believes that its products are currently underrepresented.

   The Company also intends to utilize certain of its existing licensed characters in new products to the extent permitted by the terms of the Company's licenses. These products will supplement the Company's existing lines, as well as include new product lines in the Company's current price categories and new product lines at higher price points such as leveled reading series, workbooks, hardcover picture books and flap-books.

   Develop a Line of Family-Related Adult Books. An Adult Publishing Group has been formed within Golden Books Publishing to publish books that are directed at adults and that include a family or parenting subject matter. To date, that Group has agreements in principle to publish 31 new parent-oriented titles. These titles (assuming that related definitive agreements are reached) represent sufficient material for a two and a half year publishing program and are expected to begin to be released by winter 1998. Some of the titles currently contemplated for release include The Parents Answer Book, The Parents Book of Lists, The Parents Book of Baby Gear and The Parents Fun and Fabulous Party Book. These titles are part of three planned co-branded series, comprising a total of 15 books, based on Parents magazine editorial content. The Adult Publishing Group also has agreements in principle to publish two titles by Cristina Ferrare, the television personality, and two titles by Judy Resnick, the investment adviser.

   Exploit New Technologies. The Company intends to exploit new technologies that it believes can be profitable. The Company is exploring application of new technologies to create a new generation of electronic books. Products utilizing these technologies would replace the products featuring the Company's traditional Sight & Sound technology.

EXPAND INTO NEW DISTRIBUTION CHANNELS

   The Company has historically focused on mass market distribution and, therefore, believes that there is considerable opportunity to expand its distribution through other channels. One of the channels of distribution that the Company has targeted for substantial growth is the national bookstore market, which the Company believes is the fastest growing distribution channel for children's publications in the United States. In 1995, the bookstore market accounted for approximately 15% of total industry juvenile publishing unit sales, but accounted for a negligible portion of the Company's juvenile net sales. The Company intends to offer new products in the $5.00 to $10.00 retail price range that it believes are particularly well-suited for bookstores, including new lines of hard-cover picture books with a $6.00 retail price point and a number of novelty book and book plus formats (such as a book of jump-rope songs packaged with a jump-rope) with retail price points under $10.00. The Company also intends to service bookstores through dedicated sales representatives.

   In addition to the national bookstore market, the Company intends to target specialty stores, the growing religious bookstore market, electronic retailing opportunities, educational sales, direct sales and direct marketing programs. The Company also intends to increase its international distribution and is exploring several options in this regard, including increasing its number of exclusive distribution relationships and/or creating in-house international marketing and distribution capabilities. Historically, the Company has not devoted substantial resources to any of these segments of the market and is, in the opinion of management, also underdistributed in these areas.

EXPAND BRAND NAME INTO NON-PUBLISHING MEDIA AND PRODUCTS

   The Company intends to expand the Golden Books name into new media, including family-related video, television and film, where it believes that the brand will enhance the appeal to consumers of a wide variety of family entertainment products. The Company's expansion into new media will reflect the family-oriented values currently associated with the Golden Books brand and will target the Company's strategy of building a leading family entertainment company. The Company also intends to license a number of its properties and characters to third parties. The Company believes that extension of the Golden Books brand into new media and licensing of the Company's properties and characters will have a positive impact on sales of many of the Company's existing products, in addition to providing a new and previously untapped source of revenue. The principal elements of this portion of the Company's strategy are described below.

   Enter and Revitalize Home Video Offerings. The Company currently has rights to approximately 50 hours of home video product, including video rights to almost eleven hours of video material featuring Madeline, which have not been consistently marketed or branded. The Company believes that the Acquisition will give it the requisite volume and quality of product to meaningfully compete in the home video market with Golden Books branded content, as well as the ability to market and cross-promote through books, video and television.

   Exploit Licensing and Merchandising Opportunities. The Company intends to generate revenues by licensing its copyrights and characters, including those acquired from BVE, L.P., to third parties, both domestically and internationally, for use on television, on home video and in ancillary media. In connection with this portion of its strategy, the Company also will license its characters and copyrights for use in new television programs, theatrical films and home videos. In each case, the financing risk typically will be underwritten by third parties. In addition, the Company intends to license out merchandising rights in its characters for use in a variety of products.

   Exploit Comic Book, Music and Other Existing Assets. At one time, the Company had a significant presence in both children's comic books and music. Management intends to review the Company's current comic book and music assets in order to determine whether certain of these assets may be appropriate for reintroduction. In addition, the Company will examine the appropriateness of properties acquired from BVE, L.P. for comic book or music products.

ENLARGE THE GOLDEN BOOKS CHARACTER LIBRARY

   The Company intends to invest increased resources in the expansion, through internal development and acquisitions, of its proprietary character base in order to build up a larger backlist of titles that can be sold over the course of several years and that can be produced in multiple media and sold through multiple distribution channels. The acquisition of substantially all of BVE, L.P.'s library of character-based family entertainment properties is an important part of the Company's strategy to expand its library of proprietary characters. BVE, L.P.'s library is comprised of copyrights, trademarks or licenses to characters, television programs and motion pictures, both animation and live action, and includes individual specials and multiple episode series. Among the library titles are Rudolph the Red-Nosed Reindeer, Frosty the Snowman, Santa Claus Is Coming to Town, Lassie, Felix the Cat, Underdog, 52 half-hour episodes of Abbott and Costello, The Lone Ranger and Tennessee Tuxedo.

   In addition to increasing its owned character base, the Company also intends to increase the number of characters licensed by the Company from third parties. To this end, new management has agreements in principle with respect to three new licensing arrangements for the creation of new children's publishing products in connection with the movie re-release of the Star Wars trilogy, the next Batman movie and The Big Bag, a new series from Children's Television Workshop (the creator of Sesame Street). New management also has aggressively pursued the renewal of existing licenses, recently obtaining renewal of its storybook and color/activity book license with Henson for the classic Muppets characters, which management believes was at risk of being lost to competitors.

THE RESTRUCTURING PLAN AND OTHER CHARGES

   As part of management's plan to return the Company's core publishing business to profitability and to redeploy assets, new management has taken a number of strategic actions and accordingly, made decisions with respect to certain of its assets.

   New management has determined that Penn does not fit the Company's future strategic direction, and, accordingly, will divest Penn. Therefore, Penn will be classified as an asset held for sale in the Company's second quarter financial statements. In addition, the Company will intensify its effort to sell its former game and puzzle facility in Fayetteville, North Carolina, which is closed and is classified as an asset held for sale.

   In addition, new management is in the process of reviewing the Company's operations with a view to reducing the costs of those operations and creating an operating environment conducive to the pursuit of its new business strategy. As a consequence of this review, which is expected to be completed by the end of fiscal 1997, the Company expects to record substantial write-downs and other charges in fiscal 1997, beginning with the Company's second quarter financial statements. These charges are expected to be primarily non-cash in nature. The Company has decided to discontinue or replace certain product lines and expeditiously liquidate related inventory and other slow-moving inventory. In addition, the Company will take charges associated with its plans to resolve differences with its customers and licensors with a view to mending and improving relationships with them and to resolve certain other legal matters.

   Based upon the determinations made to date in connection with its strategic plan, including adjustments in the carrying value of assets held for sale, the Company will record charges of approximately $80 million in its second quarter financial statements (to be reflected in cost of sales, selling, general and administrative expenses and restructuring costs). The Company's restructuring plan builds upon cost-saving measures that were taken by the Company through the first quarter of fiscal 1997. Largely as a result of these measures, selling, general and administrative expenses for the quarter ended May 4, 1996 decreased $7.4 million as compared to the quarter ended April 29, 1995. The Company believes that, based on the carrying value of both the assets held for sale and the inventory described above, it will realize cash proceeds in excess of $30 million on the sale of these assets. Such proceeds and cash attributable to the Company's cost savings will be used in connection with the Company's change in strategic focus and other restructuring measures.

   In addition, as previously disclosed, the Company will record charges of approximately $16 million in the second quarter as a result of the GPH Transaction and related transactions.

PUBLISHING AND OTHER MEDIA

CHILDREN'S AND FAMILY PUBLISHING

   The Company's children's products, which generally are designed to be appropriate for children up to age eight, fall into four broad categories:
(i) "Classic Format;" (ii) electronic storybooks and CD-ROM; (iii) education and reference; and (iv) trade and novelty. Historically, the Company has distributed its children's publishing products primarily through mass market channels (which include national discount store chains, such as Wal Mart, K Mart and Target and Toys "R" Us), although, to a lesser extent, the Company has sold children's products through bookstores and specialty retailers (children's educational specialty retailers, other toy stores, supermarkets, drugstores and warehouse clubs), special markets (such as school book clubs, school book fairs, paperback jobbers, premium sales, catalogue sales and educational institutions) and international channels. In fiscal 1996, $250 million, or 67%, of the Company's consolidated revenues were attributable to Children's and Family Publishing. Of this amount, $175 million was attributable to sales through mass market channels and bookstores and specialty retailers.

   A substantial portion of the Company's children's publishing products, particularly its coloring/ activity book products, utilize characters licensed from third parties. The Company believes that the variety and popularity of characters is among its most important competitive factors. During fiscal 1996, approximately 73% of the Company's children's publishing sales were generated by products featuring popular children's characters licensed by the Company from third parties, including, but not limited to, characters from Sesame Street, Barbie, the Muppets, Superman and Barney. The Company's character license with Disney allows the Company to use, in selected product categories, all of Disney's animated characters, including Mickey Mouse, Winnie the Pooh and Pinocchio and characters from The Little Mermaid, The Lion King, Aladdin and Pocahontas, as well as characters from new releases such as The Hunchback of Notre Dame, the fall 1996 home video release of Toy Story and the November 1996 release of the live action version of 101 Dalmatians. Approximately 47% of fiscal 1996 children's publishing revenues were attributable to children's products incorporating characters and properties licensed from the Company's five largest sources of licensed property: Disney; DC Comics Inc. ("DC Comics"); Children's Television Workshop; Mercer Mayer (the creator of Little Critters); and Mattel, Inc. ("Mattel").

   Since the close of fiscal 1996, the Company, reflecting new management's intention to grow the breadth of quality licensed characters available to its products, has reached agreements in principle with respect to three new licensing arrangements for the creation of new children's publishing products in connection with the movie re-release of the Star Wars trilogy, the next Batman movie and The Big Bag, a new series from Children's Television Workshop. The Company also has taken steps to improve relationships with potential and existing licensors, recently obtaining renewal of its storybook and color/activity book license with Henson for the classic Muppet characters, which management believes was at risk of being lost to competitors.

   The Company also intends to invest increased resources in the expansion, through internal development and acquisitions, of its proprietary character base in order to build up a larger backlist of titles that can be sold over the course of several years and that can be produced in multiple media and sold through multiple distribution channels. Although, over time, the Company intends to increase both the number of owned and licensed characters featured in its products, the Company intends to focus greater resources on creating owned characters.

   According to the Book Industry Study Group, in 1995, the dollar value of U.S. net publishers sales of juvenile trade books, which includes hardcover and softcover books but excludes coloring/activity and electronic books, was $1.4 billion and total consumer expenditures in this category were $2.3 billion. Net sales of juvenile trade books in the United States grew at a compound annual rate of 5.8% for the five-year period ended December 31, 1995. In 1995, total unit sales of juvenile trade books in the United States were 364.7 million or 42.9% of total U.S. trade book sales. Unit growth for juvenile trade books for the five-year period ended December 31, 1995 was 3.3%. Unit sales of softcover juvenile trade books grew at a compound annual rate of 9.5% for the five-year period ended December 31, 1995.

CLASSIC FORMAT PRODUCTS

   The Company's Classic Format category of products consists of storybooks and coloring/activity books and products, as described below. This category of products accounts for the largest share of the Company's children's publishing revenues and unit sales, in fiscal 1996 representing $116 million, or 66%, of children's publishing revenues from sales through mass market channels and bookstores and specialty retailers. Most products in the Classic Format category are high volume products that carry a retail price under $5.00. The volume and price point of these products makes them particularly attractive to mass market retailers, although Classic Format products are distributed through other channels to a lesser extent. The Company intends to introduce new Classic Format products with higher price points to be sold in bookstores and specialty retail stores.

   Storybooks are published principally under the Golden Books and Little Golden Books trademarks. In addition to storybooks in the foregoing format, the Company also publishes paperback books and cloth and vinyl books for babies. The Company's storybook products, in particular those bearing the Golden Books brand, stress "classic" themes such as self-esteem, friendship, family values and general issues associated with growing up. Typical storylines involve topics such as dealing with a new school, family dynamics and the pressures and rewards of friendships.

   Coloring/activity books and products include coloring books, paint books, sticker books, paper doll books, crayons and boxed activity products. The Company markets these products under the Golden Book and Merrigold Press trademarks. According to industry survey data, in calendar 1995, the Company had a 50% market share in this category, in terms of retail units, making the Company the industry leader in this product category.

   The Company's coloring/activity books and products generally are designed to be appropriate for children ages three to five and are designed to encourage age-appropriate activities, particularly the development of artistic and motor skills. They contain less thematic material than the Company's storybooks and focus primarily on images and scenes utilizing licensed or owned characters.

   The Company intends to utilize selected properties and characters in the Golden Books Entertainment library in its children's publishing products, in particular in the storybook and coloring/activity book categories.

ELECTRONIC STORYBOOKS AND CD-ROM

   The Company believes that it was the first to release electronic storybook products and was at one time the leading manufacturer and distributor of interactive children's books incorporating electronically produced audio effects. However, in recent years, the Company's products in this category have not been cost competitive with those of other manufacturers and the Company's market share has declined substantially. In fiscal 1996, this category of products accounted for $45 million, or 18%, of the Company's overall children's publishing revenues and $30 million, or 12%, of the Company's children's publishing revenues derived from mass market channels, bookstores and specialty retailers.

   In addition to electronic storybooks, the Company also designs and markets computer-based products for children on CD-ROMs. In fiscal 1997, the Company plans to launch six interactive storybooks in a CD-ROM format for children ages three to six. At the present time, the Company has made no determination to significantly expand its CD-ROM product offerings beyond the titles discussed above.

   The Company's products in the electronic storybook and game and computer category have a higher price point than the Company's Classic Format products, with a retail price of between $5.00 and $20.00. Products in this category are sold primarily to mass market accounts and independent distributors, although CD-ROM titles are sold primarily through computer stores and office superstores.

   The Company intends to exploit new technologies that the Company believes can be profitable, including new technologies, in the electronic storybook category. The Company is exploring application of new technologies to create a new generation of electronic books. Products utilizing these technologies would replace the products featuring the Company's traditional Sight & Sound technology.

EDUCATION AND REFERENCE

   The Company's education and reference products consist of workbooks, flashcards and reference books. This category of products accounted for approximately $11 million, or 6%, of the Company's children's fiscal 1996 publishing revenues from sales through mass market channels and bookstores and specialty retailers. The Company's workbook and flashcard products have an average retail price point of $1.20 and its reference books have price points between $4.00 and $5.00. All of such products are sold primarily through mass market outlets. The Company intends to take advantage of sales opportunities for these products through retail and specialty retail and special markets distribution channels.

   The Company intends to increase its product offerings in this category, marketing workbooks that utilize both licensed and proprietary characters and that contain enhanced characteristics such as full color interiors. To date, the Company's workbook products instead primarily have utilized generic characters. The Company also intends to create leveled reading series using its existing characters and titles, as well as licensed characters, the use in which is permitted under the Company's newest licenses.

TRADE AND NOVELTY PRODUCTS

   The Company's current product offerings in this category consist of flap books, pop-up books, book plus products and multiple format books. This category of products accounted for $18 million, or 10%, of the Company's children's fiscal 1996 publishing revenues from sales through mass market channels and bookstores and specialty retailers ($8.0 million of which was attributable to sales of third party publishing products under the Company's now-discontinued Wal Mart Storyland program, under which the Company managed the children's book departments in Wal Mart's stores). Products in this category are in the $5.00 to $10.00 retail price range and, because their average price point is generally too high for mass market distribution, are primarily distributed through bookstores and specialty retail stores and special markets.

   The Company's product offerings in this category are at present limited due to the Company's historical focus on products suitable primarily for mass market distribution. However, the Company intends to expand its product offerings in the trade and novelty category, with an emphasis on products featuring the Company's proprietary characters. Products in this category that the Company intends to introduce include a hardcover picture book line with a $6.00 retail price point and a number of novelty book and book plus formats with retail price points under $10.00. The Company believes that significant sales opportunities for both its existing and proposed trade and novelty products exist through bookstores, mass market, special market and international distribution channels.

FAMILY-RELATED ADULT BOOKS

   The Company's new management team is expanding the Golden Books brand into trade books focusing on parenting and the family with the establishment of an Adult Publishing Group within Golden Books Publishing. The Company expects to introduce its first products in the family-related adult trade book category in the fall of 1997, with initial revenues to be recognized in calendar 1998.

   To date, the Adult Publishing Group already has agreements in principle to publish 31 new parent-related titles. These titles (assuming that related definitive agreements are reached) represent sufficient material for a two and a half year publishing program, and are expected to begin to be released by winter 1998. Some of the titles currently contemplated for release include The Parents Answer Book,

The Parents Book of Lists, The Parents Book of Baby Gear and The Parents Fun and Fabulous Party Book. These titles are part of three planned co-branded series, comprising a total of 15 books, based on Parents magazine editorial contents. The Adult Publishing Group also has agreements in principle to publish two titles by Cristina Ferrare, the television personality, and two titles by Judy Resnick, the investment adviser.

   The Company intends to distribute its family-oriented adult trade book line primarily through bookstores, although the line also will include books published in formats suitable for mass market distribution. The Company intends to sell its family-oriented adult trade book line directly to national bookstore chains, which account for approximately 75% of the trade book market. It intends to enter into a distribution arrangement with a third party for the distribution of its family-oriented adult book line to independent bookstores.

GOLDEN BOOKS ENTERTAINMENT

   As one of the first steps in implementing its strategy, the Company will acquire, through a subsidiary of Golden Books Entertainment, for a purchase price of $91 million ($81 million in cash and $10 million in Company Common Stock), an extensive library of character-based family entertainment properties, which constitutes substantially all of the assets of BVE, L.P., subject to certain of BVE, L.P.'s liabilities. BVE, L.P. is a private partnership indirectly owned by Lorne Michaels, who also is the executive producer of Saturday Night Live. BVE, L.P.'s library is comprised of copyrights, trademarks or licenses to characters, television programs and motion pictures, both animation and live action, and includes individual specials and multiple episode series. Among the library titles are Rudolph the Red-Nosed Reindeer, Frosty the Snowman, Santa Claus Is Coming to Town, Lassie, Felix the Cat, Underdog, 52 half-hour episodes of Abbott and Costello, The Lone Ranger and Tennessee Tuxedo.

   The Company also will acquire BVE, L.P.'s 50% ownership interest in its Broadway Comics joint venture with Jim Shooter, former Editor-In-Chief of Marvel Comics. In addition, the Company will acquire BVE, L.P.'s 50% ownership interest in McSpadden-Smith Music ("MSM"), a Nashville-based Music publishing, marketing and management concern.

   The Acquisition also will involve the retention by the Company of Eric Ellenbogen, the President of the general partner of BVE, L.P., as President of the Company's new Golden Books Entertainment Group division and Executive Vice President of the Company, as well as many other key employees of such general partner. The Company believes that Mr. Ellenbogen and such other key employees will enable the Company to maximize the value of the BVE, L.P. library assets as well as the Company's existing character assets. Upon consummation of the Acquisition, Mr. Ellenbogen, along with Mr. Michaels, will be appointed to the Board of Directors of the Company.

   The Company intends to generate revenues from Golden Books Entertainment's library, commencing upon the consummation of the Acquisition, by licensing properties from the library to third parties, both domestically and internationally, for use on television, on home video and in ancillary media. The Company also intends, where its rights so permit, to license out specific characters in Golden Books Entertainment's library (rather than the entire property) for use in new television programs, theatrical films and home video (in each case, the financing risk typically will be underwritten by third parties). In addition, the Company intends to license out merchandising rights in its characters for use in a variety of products.

   The existing licenses granted to third-parties in respect of the properties to be acquired from BVE, L.P. generally cover a limited time period, usually of two to three years in duration. Additionally, BVE, L.P. typically has granted narrow licenses so that the same property can be simultaneously licensed to multiple parties for different purposes. This will enhance the ability of Golden Books Entertainment to maximize license revenue from the properties in its library.

   In addition to generating licensing revenues, the Company intends to utilize selected properties and characters in Golden Books Entertainment's library in its children's publishing products, particularly in the storybook, coloring/activity book and home video categories. The Company believes that the acquisition of this library from BVE, L.P. will give it the requisite volume and quality of product to meaningfully compete in the home video market with Golden Books branded content, as well as the ability to market and cross-promote through books, video and television.

   Broadway Comics is focused on developing new characters with broad appeal beyond comic books (i.e., in television, motion pictures, merchandising and new media). McSpadden-Smith Music currently owns and administers over 1,300 copyrights, of which it has created approximately 80% and acquired approximately 20%. To create new copyrights, MSM currently has eighteen writers under contract. MSM's music has been performed and recorded in most musical genres, including popular, rock, R&B, country and gospel, although MSM's strongest markets are in country and contemporary Christian music. Last year, approximately 200 MSM copyrights were licensed by record labels. At one time, Golden Books had a significant presence in both children's comic books and music. Management believes that there is consumer demand for Golden Books product offerings in these areas and intends to take advantage of such opportunities, utilizing in this regard properties acquired from BVE, L.P. Management also intends to review the Company's current comic book and music assets in order to determine whether certain of these assets may be appropriate for reintroduction.

DISTRIBUTION AND SALES

   The Company's children's publishing products are distributed through (i) mass market, both directly and through independent distributors, (ii) bookstores and specialty retail stores, (iii) special markets and (iv) international distribution channels.

   Historically, mass market distribution has accounted for the largest portion of children's publishing product sales. During fiscal 1996, approximately 45% of the Company's children's publishing product sales were to mass merchants. Approximately 36% of these sales were attributable to its four largest customers: Wal Mart (20%); Toys "R" Us (8%); K Mart (5%); and Target (3%). To a lesser extent, the Company has distributed its children's publishing products through other domestic distribution channels.

   Internationally, the Company's children's publishing products are marketed in approximately 80 countries and are published in English, Spanish, Japanese, Korean and Portuguese. Books produced under subsidiary rights licensing are issued in 23 languages, including Finnish, Indonesian and Mandarin. The Company has the largest market share in the children's book category in Canada. In fiscal 1996, approximately 8% of net sales attributable to publishing products were generated outside of North America. The Company's sales in Canada and, to a lesser extent, the United Kingdom account for a majority of its international sales revenues.

   BVE, L.P. exploits its library assets in all media and territories worldwide directly or through sub-distributors. The Company intends to continue to exploit the library assets to be held by Golden Books
Entertainment in the same manner.

   The Company intends to distribute its family-oriented adult trade book line primarily through bookstores, although the line also will include books published in formats suitable for mass market distribution. The Company intends to sell its family-oriented adult trade book line directly to national bookstore chains, which account for approximately 75% of the trade book market. It intends to enter into a distribution arrangement with a third party for the distribution of its family-oriented adult book line to independent bookstores.

   Since May 8, 1996, the Company has begun to reorganize its sales and marketing functions, fully integrating and restructuring them into customer-focused teams that target specific retail accounts, coordinate specific promotions and liaison with important licensors. In order to insure maximum responsiveness to customer needs, the Company also is taking steps to ensure that these needs are channeled from the Company's sales staff to its editorial staff. In addition, the Company has put in place a new incentive program for its sales personnel.

OWNED AND LICENSED INTELLECTUAL PROPERTY

   During fiscal 1996, approximately 73% of the Company's children's publishing revenues were generated by products featuring characters and properties licensed by the Company from third parties.

Most of the Company's character licenses have terms of up to three years. Licenses from authors and illustrators are generally longer in duration, often for the term of the copyright. Royalty rates paid by the Company generally range from 8% to 13% of the net price received of the product featuring the licensed characters and properties. Many license agreements require advance royalty payments and minimum royalty guarantees and contain editorial standards that govern the Company's use of the characters and properties. Licenses usually can be canceled for failure to meet these standards or certain other contractual obligations, although to date, none of the Company's licenses has been canceled by the licensor for failure to meet these standards or obligations. However, in connection with their renewal some licenses have been reduced in scope. The licenses granted to the Company generally are not exclusive. However, the current practice in the industry is for licensors not to grant the same rights to more than one licensee. The Company's licenses generally grant the Company usage rights only with respect to certain product categories, as specified in the applicable license. Although the Company believes that its owned and created characters also have value, the Company has not focused on products featuring such characters and, at present, generates negligible revenue from its owned characters.

   BVE, L.P.'s library is comprised of copyrights, trademarks or licenses to characters and television programs and motion pictures, both animation and live action, and includes individual specials and multiple episode series.

   The Company intends to invest increased resources in the expansion, through internal development and acquisitions, of its proprietary character base in order to build up a larger backlist of titles that can be sold over the course of several years and that can be produced in multiple media and sold through multiple distribution channels. In addition to increasing its owned character base, the Company also intends to increase the number of characters licensed by the Company from third parties.

COMMERCIAL PRINTING DIVISION

   The Company, through the Commercial Printing Division of Golden Books Publishing, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Golden Books Publishing"), provides creative, printing and publishing services to third parties. The Company groups these activities into three business categories: graphic art services and commercial printing; educational kit manufacturing; and Custom Publishing services. In fiscal 1996, approximately $63 million, or 17%, of the Company's consolidated revenues were attributable to the Commercial Printing Division.

   A substantial portion of the Company's graphic art services and commercial printing business is concentrated in the printing of books, industrial manuals, catalogs, maps and promotional materials. The Company also engages in commodity printing (such as tax instruction booklets and tax forms), which business usually is obtained on a competitive bid basis and is generally produced when the Company has production capacity available. Educational kit manufacturing includes the development, printing, sourcing, packaging and assembly of as many as 200 different components for one kit. Custom Publishing includes the creation, design, production, assembly and distribution for major consumer products and fast food companies of customized products for their marketing and promotional programs.

   The Commercial Printing Division's services are sold by approximately 30 employee sales representatives located in field offices throughout the United States.

   The Commercial Printing Division competes with numerous companies, the largest of which is R.R. Donnelly & Sons Company. Competition, which is based upon formats, price, quality and delivery, is intense, particularly in the graphic art and commercial printing businesses.

PENN CORPORATION

   Penn designs and produces decorated paper tableware, party accessories, invitations, gift wrap products, stationery and giftware. In fiscal 1996, approximately $53 million, or 14%, of the Company's consolidated revenues were attributable to Penn.

   Most of Penn's sales are to mass merchandisers and specialty paper product stores. Penn markets its products to retailers through a combination of independent sales representatives and its own internal sales force of 14 sales representatives.

   The competition in the industry in which Penn competes is strong and is based on both price and licenses. Competitors of Penn who compete primarily based on price include Unique Industries, Inc., Fonda Group, Inc. and Amscan, Inc. Competitors of Penn who compete with it primarily on the basis of licenses include Hallmark and American Greetings Corp. Penn has received notice from Disney that it does not intend to renew Penn's Disney character license following the expiration of such license on December 31, 1996.

   The Company has announced that it intends to divest Penn and Penn will be classified as an asset held for sale in the Company's second quarter financial statements.

COMPETITION

   The children's publishing market is highly competitive. Competition is based primarily on price, quality, distribution, marketing and licenses. In mass market sales, the Company faces competition primarily from smaller competitors, including, but not limited to, Landoll, Inc., in the coloring/activity category, Publications International, Ltd., in the electronic storybook category, and School Zone Publishing Co., in the educational workbook category. In the trade and specialty trade categories, the Company's principal competitors are Random House, Inc., Simon & Schuster, Scholastic Corp. and HarperCollins Publishers, Inc. The Company also competes for a share of consumer spending on children's entertainment and educational products against companies that market a broad range of products utilizing a broad range of technologies that are unrelated to those marketed by the Company.

   The market for licenses also is highly competitive and the Company competes against many other licensees for significant licenses. In recent years, licensors have fragmented licenses, which has reduced the cost of purchasing a license. As a result, smaller bidders have been able to enter the market for licenses, which has resulted in increased competition in this market.

   Many of the Company's current competitors have greater financial resources than the Company and, in selected markets, greater experience than the Company. Many of the markets which the Company intends to enter each contain a number of competing entities, many of which may have greater financial resources and experience with respect to these markets than the Company.

MANUFACTURING

   The Company manufactures the majority of its products from its plants in Racine, Wisconsin and Cambridge, Maryland. Additional components and services are obtained from third party vendors in the United States and abroad. The Company's electronic products typically contain a higher portion of outsourced content than its printed products, particularly the software and electrical components.

   The Company's management currently is evaluating its printing and other manufacturing operations and may determine to revamp or outsource a greater portion of these operations.

EMPLOYEES

   The Company and its subsidiaries have approximately 2,000 employees, calculated on a full-time equivalent basis, and 140 part-time employees. Approximately 840 employees are represented by labor unions. The Company negotiated new three-year contracts which began during the third quarter of fiscal 1996 with (i) the Graphic Communications International Union, Local 223B, (ii) the International Brotherhood of Teamsters, Local 43, (iii) the Graphic Communications International Union, Local 254M and (iv) the International Union of Operating Engineers, Local 309, in each case on terms it considers satisfactory. The Company's Canadian subsidiary has a contract with Local 1024 of the United Rubber, Cork, Linoleum and Plastic Workers of America AFL-CIO, CLC, which expires on December 31, 1997. Penn has a contract with Local Union 7 of the International Brotherhood of Teamsters, which expires on December 11, 1998. On September 30, 1996, the Company's contract with the United Auto Workers, Local 1007, which represents 120 employees at the Company's Racine plant, expires. The Company is beginning negotiations for a new contract with this union. The Company believes that its relations with its employees generally are good.

   Upon the consummation of the Acquisition, it is anticipated that approximately an additional 25 employees will join the Company from BVE, L.P.

   In connection with the production of storybooks and coloring/activity books, the Company typically hires writers, illustrators and other creative talent on a freelance, work-for-hire basis to complete its projects. Similarly, to manufacture electronic storybooks the Company generally outsources tasks such as electrical design and software programming while retaining artistic supervision and control.

PROPERTIES

   Certain information as to the significant properties used by the Company in the conduct of its business is set forth in the following table:

 LOCATION                   SQUARE FEET    TYPE OF USE

- --------------------------  -------------  ------------------------------------------------------

New York, NY                     35,000    Corporate offices; publishing offices; sales offices.

Racine, WI                      960,000    Corporate, creative and marketing offices and printing
                                           facilities.

Kalamazoo, MI                   560,000    Corporate offices; manufacturing; warehousing and
                                           distribution.

Coffeyville, KS                 547,000    Warehousing and distribution.

Crawfordsville, IN              403,000    Warehousing and distribution.

Cambridge, MD                   231,000    Printing; warehousing.

Cambridge, Ontario, Canada      148,000    Canadian corporate offices; sales offices; warehousing
                                           and distribution.

W. Springfield, MA               41,000    Manufacturing; warehousing.

   All of the foregoing properties are owned by the Company, except for 90,000 leased square feet in Cambridge, Maryland and the Company's New York offices. In addition to the properties described above, the Company owns or rents various other properties that are used for administration, sales offices and warehousing.

   In addition to the foregoing properties, the Company also owns a 702,000 square foot facility in Fayetteville, North Carolina which was primarily used in connection with the manufacture and distribution of games and puzzles. During August 1994, the Company sold its game and puzzle operation to Hasbro, Inc., although this facility was not included in the sale. As part of its expense reduction program, the Company intends to accelerate the sale of this facility. This facility currently is classified as an asset held for sale.

LEGAL PROCEEDINGS

   Golden Books Publishing and Penn have been informed by the Environmental Protection Agency (the "EPA") and/or state regulatory agencies that they may be potentially responsible parties ("PRPs") and face liabilities under the Comprehensive Environmental Response, Compensation, and Liability Act (commonly known as "CERCLA" or "Superfund") or similar state laws at eight sites that are currently undergoing investigation and/or remediation of environmental contamination. In all cases, the relevant subsidiary is one of a number of PRPs that have been identified by the EPA or the relevant state agency with respect to the site.

   Golden Books Publishing is a PRP at four sites in Wisconsin. With respect to one of these sites, located at South Milwaukee, Golden Books Publishing has been classified by the EPA in the de minimus category based upon the EPA's initial allocation among PRPs. The EPA has identified approximately 100 PRPs at the site. Currently, approximately eighty members of the PRP group, representing substantially all of the viable entities which could be expected to contribute financially to a remedy, are negotiating the cost and timing of the clean-up actions. While the final cost of the remedies has not been determined, the Company does not believe its contribution will be material. With respect to the second site, located at Muskego, the owner of the landfill involved has previously acknowledged clean-up responsibility for well over 50% of the total cost of the remedy. Over fifty of the remaining PRPs have reached the final stages of negotiation regarding their respective final shares of this exposure. Based on current information available, the Company estimates its liability at less than $20,000. At the third site, located in unincorporated Racine County, the Wisconsin Department of Natural Resources (the "WDNR") has identified Golden Books Publishing as one of the parties responsible ("RP") for remedying environmental damage caused by the presence of drums and other containers of individual waste dating back almost 30 years. Golden Books Publishing's waste drums were not authorized by Golden Books Publishing to be disposed of at the site. The WDNR has named the current site owner and Golden Books Publishing's former waste hauler as other RPs. To date, the WDNR has ordered the Company to remove drums and minimal amounts of soils from the site and to perform groundwater testing. The WDNR and the Company are negotiating a settlement of Golden Books Publishing's total liability. At the fourth site, Golden Books Publishing's liability pursuant to the terms of a consent decree is limited to approximately 4% of the total remedial costs. The current estimate of total costs is in the range of $22 million. In accordance with the consent decree, the Company has provided for its share of the probable clean-up costs.

   A division of Penn has been identified as a PRP at a Kalamazoo, Michigan site. The PRP identified as the largest waste contributor at the site is conducting the clean-up and has entered into settlements with approximately 225 other PRPs. The remedy currently is estimated to cost $18 million. In 1992, the PRP and three municipalities filed a private cost recovery action against Penn and approximately 40 other PRPs in the U.S. District Court for the Western District of Michigan, captioned as Charter Township of Oshteno et al. v. American Cyanamid Company, et al. The percentage of waste at the site attributable to Penn is estimated by the plaintiff at approximately .0087% of the total volume. Penn currently is in negotiations to settle its total liability with the plaintiffs. This litigation is currently scheduled to reach trial in early 1997.

   At the Hertel Landfill in Plattekill, New York, Golden Books Publishing is one of five PRPs sued by the EPA in 1994 for recovery of past EPA response costs of approximately $2.5 million. In September 1991, the EPA approved a remedial action for the Hertel Landfill site that currently is estimated to cost $4.1 million other than groundwater remediation costs, if any are required. One of the site's non-defendant PRPs has been complying with an EPA unilateral administrative order requiring investigation and cleanup of the site and is now seeking contribution towards its cost from Golden Books Publishing and more than 20 other PRPs. At the time the 1991 order was issued, Golden Books Publishing did not comply. As of June 26, 1996, representatives of Golden Books Publishing reached agreement with the EPA to come into compliance with the order and pay a penalty for previous non-compliance. At the current time, the PRPs are attempting to negotiate the appropriate allocation for responsibility at this site for final clean-up and related costs. The Company and the government have not reached agreement on matters other than the fixed penalty amount.

   Golden Books Publishing also has been identified as a PRP at another site located in Poughkeepsie, New York. Golden Books Publishing and eight other PRPs received a notice letter in 1995 from the State of New York regarding this site. New York State will be seeking recovery of its past oversight costs of more than $600,000 plus future oversight and maintenance costs associated with this site, currently estimated by the State at $830,000. There has been no attempt made to develop an allocation or to identify all PRPs to date, but the construction phase of the remedy has been completed by other parties without Company involvement.

   In 1989, Golden Books Publishing was identified as one of hundreds of PRPs at a Superfund site in Maryland. Golden Books Publishing paid $2,795 for its portion of the first phase of the clean-up which consisted of a surface removal action. In the near future, Golden Books Publishing anticipates entering into a final settlement of all of its remaining liabilities for less than $15,000.

   In addition to these environmental matters, Golden Books Publishing filed an action in 1994 in the United States District Court, Eastern District of Wisconsin captioned as Western Publishing Company Inc. v. MindGames, Inc. seeking a declaration of rights in regard to Golden Books Publishing's alleged breach of various of its obligations under its licensing agreement with the defendant for distribution through 1994 of the adult board game known as "Clever Endeavor." This case involves the Company's now-discontinued adult and children's game division. The defendant, believing its board game had the potential to become one of the most popular of all time, has maintained that certain of the alleged breaches entitle it to damages of as much as $40 million. The Company believes that the demand for such speculative future profits is barred by applicable law and has filed a motion for summary judgment to that effect, which will be considered by the Court later this year. Should such motion be denied, the Company believes that the defendant faces serious obstacles of proof to establish such damages to the satisfaction of a jury.

   The Company is actively pursuing resolution of the aforementioned matters or is awaiting further government response. While it is not feasible to predict or determine the outcomes of these proceedings, it is the opinion of management that their outcomes have been adequately reserved for and will not have a materially adverse effect on the Company's financial position or future results of operations.

   The Company and its subsidiaries are parties to certain other legal proceedings which are incidental to their ordinary business, none of which the Company believes are material to the Company and its subsidiaries taken together as a whole.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.



Dated:  August 2, 1996                By:  /s/ Philip E. Rowley
                                           Philip E. Rowley
                                           Chief Financial Officer and
                                           Executive Vice President